EXHIBIT (a)(1)(D)

Offer To Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
and All Outstanding Shares of Series B Convertible Preferred Stock

of

Arkona, Inc.

Pursuant to the Offer to Purchase
Dated May 1, 2007
by
DA Acquisition Corp.
a wholly-owned subsidiary of

DealerTrack Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 29, 2007, UNLESS THE OFFER IS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

May 1, 2007
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), and DA Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of DealerTrack (the “Purchaser”), to act as Dealer Manager in connection with the offer by the Purchaser to purchase all outstanding shares of Common Stock (each a “Common Share”) of Arkona, Inc. (“Arkona”) for $1.38 in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated May 1, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and to purchase all outstanding shares of Series B Convertible Preferred Stock (each a “Series B Preferred Share” and together with the Common Shares, the “Arkona Shares”) for $6.90 in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). On behalf of the Purchaser, we are asking you to furnish copies of the enclosed materials to your clients for whom you hold Arkona Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Offer to Purchase, the Purchaser is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Purchaser, DealerTrack, the Depositary, the Dealer Manager or the Information Agent for purposes of the Offer.

For your information and for forwarding to your clients for whom you hold Arkona Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2. Letter of Transmittal to be used by holders of Arkona Shares in accepting the Offer and tendering Arkona Shares (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding);

3. Notice of Guaranteed Delivery to be used to accept the Offer if Arkona Shares and all other required documents cannot be delivered to Computershare (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Arkona Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to the Depositary.

WE URGE YOU ON BEHALF OF THE PURCHASER TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 29, 2007, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than Georgeson, Inc. (the “Information Agent”), the Dealer Manager or the Depositary as described in the Offer to Purchase) for soliciting tenders of Arkona Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Arkona Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. If holders of Arkona Shares wish to tender their shares, but it is impracticable for them to do so prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Arkona Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday, May 29, 2007.

Questions or requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. You can also obtain additional copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

Georgeson Securities Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, DEALERTRACK, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.